Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees

Nuveen New York Municipal Value Fund, Inc.

Nuveen New York Municipal Value Fund 2:

We consent to the use of our reports incorporated herein by reference dated April 27, 2020, with respect to the financial statements of Nuveen New York Municipal Value Fund, Inc. and Nuveen New York Municipal Value Fund 2, and to the references to our firm under the headings “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

October 13, 2020